Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.290 – After Issuance of Stock.

FIRST:

Name of Corporation: Homeland Security Network, Inc.

SECOND:

Article I of the Articles has been amended in its entirety to read as follows: “Global Ecology Corporation.”

THIRD:

The amendment to the Articles of Incorporation of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:

The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Corporation’s Articles of Incorporation shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer on this 21st day of August, 2008.

Homeland Security Network, Inc.

By: /s/ Peter Ubaldi (SEAL)

Name: Peter Ubaldi Title: Chief Executive Officer